Exhibit 5.1

December 4, 2023

Maxim Group LLC

300 Park Avenue, 16th Floor

New York, NY 10022

Dear Sirs/Mesdames:

Re: POET Technologies Inc. – U.S. Prospectus Supplement Offering up to 1,600,000 Common Shares and 1,600,000 Warrants

We have acted as counsel in Canada to POET Technologies Inc. (the “Corporation”) in connection with the public offering (“Offering”) of 1,600,000 of the Corporation’s common shares, without par value (“Common Shares”) and 1,600,000 common share purchase warrants (the “Warrants”) with a combined purchase price for one Common Share and one Warrant of US$0.90 (the “Offering Price”) for aggregate proceeds to the Corporation of US$1,440,000 (not including the Over-Allotment Option (as defined below)), pursuant to the terms of an underwriting agreement dated November 30, 2023 (the “Underwriting Agreement”) between the Corporation and Maxim Group LLC (the “Underwriter”). Each Warrant entitles the holder thereof to acquire one common share of the Corporation (each, a “Warrant Share”) at an exercise price of US$1.12 per Warrant Share for a period of 5 years from the date of issuance. The Offering Price shall be allocated: (i) $0.8999999 for each Common Share (the “Share Purchase Price”); and (ii) $0.0000001 for each Warrant (the “Warrant Purchase Price”). Pursuant to the Offering, the Corporation has also granted to the Underwriter an option (the “Over-Allotment Option”) exercisable in whole or in part time until the date which is 45 days after the date of the Underwriting Agreement, to purchase, in the aggregate, up to 240,000 Common Shares and/or 240,000 Warrants at the Share Purchase Price and Warrant Purchase Price, respectively.

The Offering will be made in the United States pursuant to a Registration Statement on Form F-3 (File No. 333-273853) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 (the “Act”), as amended, and declared effective on August 18, 2023, the base prospectus included in the Registration Statement (the “Shelf Prospectus”), and a prospectus supplement to the Shelf Prospectus, dated November 30, 2023 (the “Prospectus Supplement” and, together with the Shelf Prospectus, the “Prospectus”) relating to the Common Shares and Warrants, including the Common Shares and Warrants subject to the Over-Allotment Option, filed with the SEC pursuant to Rule 424(b)(5) of the Act. The Offering will be conducted only in the United States.

This opinion is being delivered pursuant to Section 2.3(iii) of the Underwriting Agreement. All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Underwriting Agreement.

Whenever our opinion refers to Common Shares, whether issued or to be issued, as being “fully paid non-assessable shares”, such opinion indicates that the holder of such Common Shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as a holder of such shares, either in order to complete payment for the Common Shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such Common Shares or as to the adequacy of any consideration received.

In connection with rendering this opinion, we have, among other things:

1.	participated in the preparation of:

(a)	the Underwriting Agreement, which agreement is governed by the laws of the State of New York;

(b)	the form of warrant certificate (the “Warrant Certificate”), which is governed by the laws of the State of New York;

2.	examined, among other things,

(a)	a certified copy dated December 4, 2023 of the articles of incorporation and by-laws of the Corporation (the “Certified Constating Documents”);

(b)	a certificate of good standing dated December 4, 2023 (the “Certificate of Status”) issued by the Registrar of Companies for Ontario pursuant to the Business Corporations Act (Ontario) (the “OBCA”) relating to the Corporation;

(c)	a certified copy dated December 4, 2023 of the resolutions passed by the directors of the Corporation or a committee or committees thereof, as applicable, (i) approving, among other things, the Prospectus Supplement and the filing thereof, and the terms of the Offering, (ii) authorizing the execution and delivery of the Underwriting Agreement by the Corporation and the performance by the Corporation of its obligations thereunder, and (iii) authorizing the issue of Common Shares and Warrants pursuant to the Offering (the “Certified Resolutions”);

(d)	copies of the Shelf Prospectus and Prospectus Supplement;

(e)	an executed copy of the Underwriting Agreement;

(f)	a letter dated November 30, 2023 (the “Conditional Listing Letter”) from the TSX Venture Exchange (the “TSXV”) conditionally accepting notice for filing in respect of the Offering, subject to the fulfillment of the conditions therein;

(g)	a certificate dated December 4, 2023 of an officer of the Corporation (the “Officer’s Certificate”) with respect to certain factual matters; and

3.	considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such additional public and corporate records, records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinions expressed below.

The opinions expressed herein are subject to the following exceptions, qualifications and assumptions:

(a)	we have assumed, with respect to all of the documents examined by us, the genuineness of all signatures, the legal capacity at all relevant times of any individual signing any of such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as a certified or true copy or as a reproduction (including facsimiles) and the truthfulness and accuracy of the corporate records of the Corporation and of all certificates of public officials and officers of the Corporation;

(b)	we have assumed that the representations and warranties of the Underwriter set forth in the Underwriting Agreement are true, correct and accurate in all respects and that the Underwriter will effect the Offering and distribution of the Common Shares and Warrants pursuant to the Offering in accordance with the terms thereof;

(c)	we have assumed that the Underwriter and each other person involved in the distribution of the Common Shares and Warrants, to the extent necessary, have complied with all laws applicable to each of them in connection with the Offering;

(d)	we have assumed that at the time of any distribution of or trade in the applicable securities of the Corporation, there is no order or ruling in effect that restricts any trade in such securities or that affects any person or company who engages in such a trade;

(e)	in rendering the opinion expressed in the first sentence of paragraph 1 hereof, we have relied exclusively, without independent investigation, upon the Certificate of Status, a copy of which is being delivered with this opinion, and have assumed that the Certificate of Status remains accurate as of the date hereof;

(f)	as to certain factual matters relating to the Corporation, we have relied exclusively and without independent investigation upon the Officer’s Certificate, the Certified Constating Documents and the Certified Resolutions, a copy of each of which is being delivered with this opinion; and

(g)	in rendering the opinion expressed in paragraph 9 hereof we have relied exclusively and without independent investigation upon the Conditional Listing Letter.

We are solicitors qualified to practice law in Ontario, and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the province of Ontario and the federal laws of Canada applicable therein.

Based on and relying upon the foregoing and subject to the qualifications hereinbefore and hereinafter set forth, we are of the opinion that:

1.	The Corporation is a corporation existing under the OBCA and has not been dissolved.

2.	The Corporation has the corporate power and capacity to execute, deliver and perform its obligations under the Underwriting Agreement and the Warrants.

3.	All necessary corporate action has been taken by the Corporation to authorize the execution and delivery of the Underwriting Agreement and the Warrants, the filing of the Prospectus Supplement and the Underwriting Agreement with the SEC, and the performance of its obligations under the Underwriting Agreement, including the issuance of the Common Shares, Warrants and Warrant Shares.

4.	The execution and delivery of the Underwriting Agreement, the performance by the Corporation of its obligations thereunder and the consummation of the transactions contemplated by the Underwriting Agreement and the Prospectus Supplement do not and will not conflict with or result in a breach or violation of any of the terms and provisions of:

(a)	the articles or by-laws of the Corporation or resolutions of the directors or shareholders of the Corporation;

(b)	to our knowledge, any judgment, decree, order, statute, rule or regulation applicable to the Corporation of any Canadian court or judicial, regulatory or other legal or governmental agency or body; or

(c)	any of the terms or provisions of any statute, rule or regulation of Ontario or the federal laws of Canada applicable therein applicable to the Corporation.

5.	The holders of the outstanding common shares of the Corporation are not entitled to subscribe for the Common Shares pursuant to pre-emptive or similar rights under the Corporation’s articles of incorporation, as amended, or by-laws.

6.	The Common Shares issuable and deliverable under the Underwriting Agreement have been validly authorized and will, when issued in accordance with the terms of the Underwriting Agreement, including the receipt of the consideration therefor in accordance with the terms of the Underwriting Agreement, be validly issued as fully paid and non-assessable common shares of the Corporation.

7.	The Warrants issuable and deliverable under the Underwriting Agreement have been validly authorized and will, when issued in accordance with the terms of the Underwriting Agreement, including the receipt of the consideration therefor in accordance with the terms of the Underwriting Agreement, be validly issued in accordance with the provisions of the Warrant Certificate.

8.	The Warrant Shares have been authorized and reserved for issuance to the holders of the Warrants and upon exercise of the Warrants in accordance with the provisions of the Warrant Certificate, including the payment of the exercise price therefor, the Warrant Shares will be validly issued as fully paid and non-assessable common shares of the Corporation.

9.	The outstanding Common Shares are listed on the TSXV. The Common Shares and the Warrant Shares have been conditionally approved for listing on the TSXV subject to the satisfaction of the listing conditions.

This opinion relates exclusively to the transaction outlined above and is for the sole use and benefit of the persons to whom it is addressed. Accordingly, this opinion or any copy hereof, may not be delivered to, or relied upon, by any other person or used in connection with any other transaction without our prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. Notwithstanding the foregoing, Katten Muchin Rosenman LLP is expressly authorized to rely upon this opinion for purposes of delivering a legal opinion or reliance letter in favour of the Underwriter, dated of even date herewith.

Yours truly,

/s/ Bennett Jones LLP

Bennett Jones LLP